Exhibit 99.1

Conn’s, Inc. Announces Enhanced Growth Strategy

THE WOODLANDS, Texas, January 20, 2022—Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced that members of its senior leadership team will present details of the Company’s enhanced strategic growth plan and financial and operating goals at an Investor Day, which is being webcast today at 8:00 am CST. Conn’s is well-positioned to drive profitable growth and create sustained value for shareholders by strengthening its core business, enhancing its credit business and accelerating eCommerce growth.

“I believe Conn’s is a stronger company today than at any other time in our 132-year history and I am excited by the opportunities we have to leverage our assets and capabilities to drive sustainable growth and profitability for years to come,” said Chandra Holt, Conn’s President and Chief Executive Officer. “We have a powerful and unique business model aimed at elevating our customer’s home life to home love, which we believe will create meaningful value for our customers, employees, communities and shareholders.”

During the 2022 Investor Day the Company will outline the Company’s enhanced strategic growth plan and introduce financial goals aimed at creating long-term shareholder value. Three year financial and operating goals include:

•	Growing total revenues to approximately $2.0 billion to $2.2 billion, representing an estimated 9% to 12% CAGR;

•	Increasing eCommerce revenues from approximately 6% of total retail revenues in Q3 of fiscal year 2022 to approximately 20% of total retail revenues;

•	Continuing Conn’s geographic expansion;

•	Maintaining a stable credit business, producing at least 1,000 basis points of credit spread; and

•	Producing a high single digit EBIT margin.

“We believe we are well positioned to achieve our future financial goals because of the unique value we provide our customers. As we pursue our mission of elevating our customers home life to home love, we believe our value proposition is well positioned to serve more customers across our growing unified retail platform,” concluded Ms. Holt.

Investor Day Webcast

Conn’s 2022 Investor Day will begin at 8:00 a.m. CST today. The event includes presentations by members of Conn’s senior leadership team and will be followed by a live question-and-answer session. To access the live webcast, visit the Conn’s Investor Relations page at https://ir.conns.com at least 15 minutes prior to the presentation to register for the event. A replay of the webcast will be available shortly after the conclusion of the live event.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 150+ retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia.

The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company

Andrew Berger (216) 464-6400